Exhibit 99.2

Nationstar SM MERGER PRESENTATION FEBRUARY 13, 2018

Forward Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, WMIH’s and Nationstar’s expectations or predictions of future financial or business performance or conditions. All statements other than statements of historical or current fact included in this communication that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,”
“believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in WMIH’s Form 10-K for the year ended December 31, 2016 under Risk Factors in Part I, Item 1A and Nationstar’s Form 10-K for the year ended December 31, 2016 under Risk Factors in Part I, Item 1A. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and WMIH and Nationstar believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither WMIH nor Nationstar is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, except as required by law. Readers should carefully review the statements set forth in the reports, which WMIH and Nationstar have filed or will file from time to time with the SEC.
In addition to factors previously disclosed in WMIH’s and Nationstar’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to meet the closing conditions to the merger, including approval by shareholders of WMIH and Nationstar on the expected terms and schedule and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; failure to realize the benefits expected from the proposed transaction; the effects of pending and future legislation; risks associated with investing in real estate assets and changes in interest rates; risks related to disruption of management time from ongoing business operations due to the proposed transaction; business disruption following the transaction; macroeconomic factors beyond WMIH’s or Nationstar’s control; risks related to WMIH’s or Nationstar’s indebtedness and other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
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Additional Information for Stockholders
This communication is being made in respect of the proposed merger transaction involving WMIH Corp. (“WMIH”) and Nationstar Mortgage Holdings Inc. (“Nationstar”). WMIH intends to file a registration statement on Form S-4 with the SEC, which will include a joint proxy statement of WMIH and Nationstar and a prospectus of WMIH, and each party will file other documents regarding the proposed transaction with the SEC. Any definitive proxy statement(s)/prospectus(es) will also be sent to the stockholders of WMIH and/or Nationstar, as applicable, seeking any required stockholder approval. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and security holders of WMIH and Nationstar are urged to carefully read the entire registration statement(s) and proxy statement(s)/prospectus(es), when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by WMIH and Nationstar with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by WMIH may be obtained free of charge from WMIH at www.wmih-corp.com, and the documents filed by Nationstar may be obtained free of charge from Nationstar at www.nationstarholdings.com. Alternatively, these documents, when available, can be obtained free of charge from WMIH upon written request to WMIH Corp., 800 Fifth Avenue, Suite 4100,
Seattle, Washington 98104, Attn: Secretary, or by calling (206) 922-2957, or from Nationstar upon written request to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Blvd, Dallas, TX 75019, Attention: Corporate Secretary, or by calling (469) 549-2000.
WMIH and Nationstar and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of WMIH and/or Nationstar, as applicable, in favor of the approval of the merger. Information regarding WMIH’s directors and executive officers is contained in WMIH’s Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form
10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017 and its Proxy Statement on Schedule 14A, dated April 18, 2017, which are filed with the SEC(1). Information regarding Nationstar’s directors and executive officers is contained in Nationstar’s Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, and its Proxy Statement on Schedule 14A, dated April 11, 2017, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement(s) and the proxy statement(s)/prospectus(es) and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.
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Today’s Presenters WMIH Corp. Jay Bray Bill Gallagher CEO & Chairman CEO Nationstar WMIH Amar Patel Thomas Fairfield CFO President & COO Nationstar WMIH 4

Nationstar Overview Nationstar (NYSE: NSM), with its flagship brand Mr. Cooper®, is an industry leading mortgage servicer and originator, and provider of digital real estate solutions Largest non-bank servicer with 3.3 million customers Scalable loan origination platform provides complementary growth to servicing operation Xome offers customers and businesses innovative real-estate solutions and products 3.3 $533 7,600 MILLION BILLION EMPLOYEES Customers In UPB 3rd Largest $19 80 Servicer BILLION THOUSAND Annual Originations Xome Properties Sold 5 Note: All information as of 9/30/17

Overview of WMIH Corp WMIH Corp. (“WMIH”) is the former parent company of Washington Mutual Bank (“WMB”) WMIH’s strategy is to acquire an operating business so it can utilize its corporate platform WMIH has $6 billion of net operating loss carryforwards (“NOL”) —WMIH has recorded a 100% valuation allowance on account of the NOL —The $6 billion NOL, resulting from the company’s bankruptcy, expires in 2032 and currently has no annual use limitations KKR made a strategic investment in WMIH in January 2014 Prior to announcing this transaction, WMIH has been focused on acquisition candidates across a broad array of industries with a particular focus on the financial services sector WMIH intends to be a long-term holder of the acquired business WMIH Other Public Shareholders (1) (1) 26.5% 73.5% 6 (1) Represents fully diluted ownership percentage following the conversion of all series B preferred shares and the exercise of KKR warrants

Transaction Terms

Transaction Consideration	▪ ~$3.8 billion in aggregate consideration – $1.2 billion in cash – 36% of WMIH pro forma ownership – $1.9 billion debt
Per Share Consideration	▪ NSM shareholders can elect: – $18.00 per share in cash or – 12.7793 shares of WMIH – Subject to an overall proration to ensure that 32% of the total outstanding NSM shares are exchanged for the stock consideration – Fortress has made an election to receive consideration for at least 50% of its shares in cash, subject to proration
Sources of Financing	▪ $0.6 billion of cash from WMIH balance sheet ▪ $0.7 billion of newly issued shares of WMIH stock (1) ▪ $2.75 billion of committed debt financing (2)
Leadership Team	▪ Jay Bray (Nationstar CEO) to remain CEO of combined company ▪ Combined company's Board of Directors will comprise 7 members, including 3 from WMIH and 4 from Nationstar
Approvals & Timing	▪ Subject to standard closing conditions and regulatory approval ▪ Expected to close in 2H 2018

(1) WMIH stock closed at $0.77 on February 9, 2018. The valuation set forth above, which would result in a pro forma per share price of $22.39, is calculated based on NSM 2018E EPS consensus of $2.18 adjusted for anticipated incremental debt expense in the transaction, federal net operating loss carryforward utilization and five year average NSM price to equity multiple of 8.7x, adjusted for the implied exchange ratio in the transaction. These assumptions are subject to adjustment and subject to risks and uncertainties that may cause the actual adjustments to differ potentially materially from $22.39 per share, which could cause the actual aggregate value of the WMIH shares received by Nationstar shareholders to be potentially greater than or materially less than $702 million

(2) Partially used to refinance existing NSM debt subject to change of control provisions and to pay for transaction expenses

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Transaction Overview

Nationstar + WMIH Corp. = Nationstar WMIH Corp.

Nationstar

- NYSE: NSM
- Leading non-bank mortgage servicer and originator
- ~$1.6Bn market cap(1)
- $533Bn UPB
- 3.3MM customers

WMIH Corp.

- Nasdaq: WMIH
- Disciplined approach to acquisition opportunities, focusing on long-term growth prospects and deeply experienced management
- $6.0Bn of NOL carryforwards
- Working closely with their strategic partner and largest shareholder, KKR, a leading investor in the financial services sector

Nationstar WMIH Corp.

- Nasdaq: WMIH
- To be led by Nationstar's seasoned management team
- Multiple sources of operational opportunity, including expanding origination platform and leveraging technology
- Significant free cash flow
- Transaction expected to be accretive to shareholders of both NSM and WMIH

NSM

	Ownership
Fortress	*68%*
Other Public Shareholders	*32%*

Pro Forma NSM-WMIH

	Ownership
NSM Shareholders	*36%*
KKR	*17%*
Other WMIH Shareholders	*47%*

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(1) As of 2/9/2018

Meaningful Value Creation Total consideration to all NSM shareholders of $1.9 billion, representing a ïƒ¼ premium of 16% to NSM closing stock price as of 2/9/2018 ~20% premium to non-Fortress shareholders of NSM, giving effect to ïƒ¼ Fortress’ election to receive 50% of its consideration in cash (1) ïƒ¼ Accretive to cash net income +17% (2) ïƒ¼ Accretive to book value +43% (2) ïƒ¼ Increased pro forma ownership from 32% to 36% ïƒ¼ Increased public float – in both dollar value and ownership terms (1) Assumes all shareholders elect stock consideration except 50% cash election by Fortress (2) See page 13 9

Illustrative Shareholder Election Scenarios Illustrative Share Price 5-Year Average NTM P/E 8.7x 2018E Pro Forma Cash EPS (1) $2.56 Per Share Stock Consideration $22.39 (at 5-Year Avg NTM P/E) Shareholder FIG: 100% Cash / 0% Stock FIG: 50% Cash / 50% Stock FIG: 100% Cash / 0% Stock Election Other NSM: 100% Cash / 0% Stock Other NSM: 0% Cash / 100% Stock Other NSM: 0% Cash / 100% Stock Scenarios: Implied Prorated Blend of 32% 48% 100% Stock Consideration Implied Prorated Blend of 68% 52% 0% Cash Consideration Value to non-Fortress $19.38 $20.10 $22.39 NSM Shareholders (2) % Premium to 2/9/2018 16% 20% 34% Closing Stock Price (1) Based on implied share count of 87.4 million = pro forma WMIH shares (1,117.0 million) / exchange ratio (12.7793) (2) Based on per share cash consideration of $18.00 and implied per share stock consideration of $22.39 1 0

Key Takeaways Publicly traded entity (Nasdaq: WMIH) with diversified ownership $6.0Bn of NOL carryforwards available for use through 2032 Significant free cash flow enables continued investment in business and deleveraging Meaningfully accretive to NSM and WMIH shareholders Remain committed to our 3.3 million customers Better positioned business with significantly increased cash flow 1 1

Appendix

Appendix: Meaningful Value Creation NSM Today Proforma Total Stock Total NSM NSM Consideration Amount NSM/WMIH Ownership Amount (1) 2018E Pre-tax Income (Consensus) $ 289 $ 289 Cash Taxes (72) (7) (2) Incremental Interest Expense — (58) 2018E Cash Net Income $ 217 x 32% = $ 68 $ 224 x 36% = $ 80 Accretion to NSM shareholders +17% 9/30/17 Shareholders’ Equity $ 1,670 $ 1,670 (3) Deferred Tax Asset — 1,260 Incremental Transaction Debt — (826) 9/30/17 Proforma Shareholders’ Equity $ 1,670 x 32% = $ 526 $ 2,104 x 36% = $ 755 Accretion to NSM shareholders +43% (1) Based on 2018E Street estimates (2) Incremental interest expense from $826 million in transaction debt with illustrative cost of financing of 7.0% (3) Illustrative DTA recognition based on $6.0 billion NOL carryforwards and 21% corporate tax rate 1 3